EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS







To the Board of Directors and Shareholders' of Peoples Telephone Company, Inc.


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (no. 33-58607) of Peoples Telephone Company, Inc. of our report dated March 28, 1995, except as to the second paragraph of Note 18 (except for the statement related to Mr. Hanft's resignation), and the matters discussed in the second and third paragraphs of that report, which are as of May 31, 1995, on our audit of the financial statements as of December 31, 1994 and for the years ended December 31, 1994 and 1993, appearing on Pages 35 and 36 of this Annual Report on Form 10-K for the year ended December 31, 1995.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 33-58603) of Peoples Telephone Company, Inc. of our report dated March 28, 1995, except as to the second paragraph of Note 18 (except for the statement related to Mr. Hanft's resignation) , and the matters discussed in the second and third paragraphs of that report, which are as of May 31, 1995, on our audit of the financial statements as of December 31, 1994 and for the years ended December 31, 1994 and 1993, appearing on Pages 35 and 36 of this Annual Report on Form 10-K for the year ended December 31, 1995.

 PRICE WATERHOUSE LLP

Miami, Florida
March 29, 1996

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